Exhibit 10
RETIREMENT AGREEMENT
     This Retirement Agreement (this “Agreement”) is made between Bob Evans Farms, Inc., an Ohio corporation (the “Company”) and Donald Radkoski (“Employee”), an individual residing at 450 East Aspen Meadow Lane, Alta, Wyoming 83414.
     WHEREAS, the parties acknowledge it is in their individual and mutual best interests to fully dispose of any and all claims between them arising out of Employee’s employment with and retirement from the Company;
     NOW, THEREFORE, in exchange for and in consideration of the following mutual covenants and promises, the undersigned parties, intending to be legally bound, hereby agree as follows:
     1. Separation Date. Employee and the Company acknowledge and agree that the Employee’s last day of employment with the Company was April 30, 2010 (“Separation Date”).
     2. Retirement Compensation. In consideration for Employee’s (a) release of any and all claims Employee may have against the Company, if any, and (b) adherence to each of the terms and conditions of this Agreement, and provided that Employee has signed this Agreement and has not later revoked the Agreement as provided herein, the Parties agree that the Company shall make a lump sum payment to Employee in the amount of Five Hundred Twenty-Four Thousand, Four Hundred and Eighty-Seven Dollars and Seventeen Cents ($524,487.17), less appropriate tax withholding amounts, representing:
(i)	an amount equivalent to twenty-six (26) weeks of salary;

(ii)	an amount equal to one (1) week of pay for every two (2) years of service;

(iii)	an amount equivalent to salary for five (5) weeks of vacation;

(iv)	Employee’s annual cash bonus for the Company’s 2010 fiscal year based on the achievement of bonus performance goals; and

(v)	an amount equivalent to the Company’s contribution for six (6) months worth of coverage under the Company’s Retiree Health Insurance Plan. Such amount will be used at Employee’s discretion. Such amount has been appropriately increased to account for the taxes Employee will be required to pay on this amount.
     A check for such amount will be delivered to Employee within ten (10) days after this Agreement becomes irrevocable as set forth herein.
     3. Other Benefits, Plans and Agreements. All other benefits and remuneration of any kind, including bonus plans, life insurance and long term disability insurance, company car and/or car and gas allowances, shall terminate effective on the Separation Date, except as provided for in this Agreement, and except for any accrued and vested rights Employee may have in any outstanding equity awards, the Company’s 401(k) Retirement Plan, the Bob Evans Farms Third Amended and Restated Executive Deferral Program (the “BEEDP”), and the Bob Evans Farms, Inc. and Affiliates Third Amended and Restated Supplemental Executive Retirement Plan (the “SERP”). Employee acknowledges and agrees that the Company has paid Employee all wages, salary, benefits and other compensation (including any accrued but unpaid vacation pay) to which Employee is entitled and owed. Moreover, except as provided for in this Agreement, Employee shall not be entitled to receive any other compensation or benefits of any sort from the Company and its affiliates, or their respective officers, directors, employees, agents, insurance companies, attorneys, shareholders, or subsidiaries for, without limitation, salary, vacation, bonuses, stock, stock options, health care continuation coverage or any other compensation or benefits. Employee also understands and agrees that, by entering into this Agreement, any and all rights Employee had, have or may hereafter have, under any and all change in control agreements between Employee and the Company are hereby revoked, extinguished and released.
     4. Confidential Information.
          4.1 Without the written consent of the Company, Employee shall not use or divulge, furnish, disclose or make accessible (other than for the benefit of the Company and its affiliates) to any person or organization for use in any way any Confidential Information (as defined herein) of the Company or its affiliates.
          4.2 As used in this Agreement, “Confidential Information” means any and all confidential or proprietary information of the Company and its affiliates, including without limitation: trade secrets (as defined by the laws of the State of Ohio); business plans; financial information; accounting data; employment or employee-related information; marketing plans and information; sales information (including sales records, plans and projections); pricing information; supplier and customer (current and prospective) information; product information (including new products, recipes, formulas and samples); information related to the sitting of new or existing restaurants; information related to the design or construction of the Company’s restaurants or plants; manufacturing processes; hiring and recruitment information; all information relating to the Company’s goods and services; research and development information; legal information (including legal issues, cases and strategies) or other information, technology, data and materials, disclosed verbally or in writing by the Company and its affiliates to Employee. “Confidential Information” does not include information that is or becomes generally available to the public, other than through disclosure by Employee.
          4.3 Employee acknowledges that any information shall be presumed to be Confidential Information if the Company takes or has taken measures designed to prevent it, in the ordinary course of business, from being available to persons other than those selected by the Company to have access thereto for limited purposes.
          4.4 All information disclosed to Employee or to which Employee obtains or has obtained access to during the period of Employee’s employment, which Employee has a reasonable basis to believe to be Confidential Information, shall be presumed to be Confidential Information.

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          4.5 Upon Employee’s retirement from the Company, all records of Confidential Information, including, but not limited to, all notes, memos, plans, records, letters, reports or other tangible materials, including copies thereof in Employee’s possession, and including any and all documents and copies thereof provided to Employee’s attorney, whether prepared by Employee or by others, shall be left with, or delivered by Separation Date to the Company. Notwithstanding the foregoing, Employee may retain any and all documents relating to his compensation and benefits, including, but not limited to, documents relating to the health insurance plan, outstanding equity awards, the 401(k) Retirement Plan, the BEEDP, and the SERP.
          4.6 Employee agrees, unless compelled by legal process, not to discuss with any person or entity, including any current, future or former employees of the Company and its affiliates (collectively, “Company Employees”), their attorney(s) or other representatives, any information concerning: (a) the existing, former or potential claims of any Company Employees against the Company and/or any of its affiliates, and its or their past present or future stockholders, officers, directors, parents, subsidiaries, divisions, successors, assigns, employees, managers, members, agents or representatives (collectively, “Related Parties”) or (b) any Confidential Information, including the business sensitive policies, personnel or business practices of Company and its Related Parties. If Employee is compelled to give testimony pursuant to legal process, Employee shall immediately notify the Company as soon as Employee becomes aware of such legal process pursuant to Section 21.
          4.7 Employee understands and agrees that, even after his employment with the Company ends, he is still bound by the provisions of the Company’s “Policy Statement Against Insider Trading,” which provides, in relevant part, that:
This Policy Statement continues to apply to your transactions in our securities even after your service with us ends. If you are aware of material nonpublic information when your service with us ends, you may not trade in our securities until that information has become public or is no longer material.
     5. Cooperation. Employee agrees to cooperate fully with the Company in its defense of any lawsuit filed over matters that occurred during the tenure of Employee’s employment with the Company, and agrees to provide full and accurate information with respect to same. Employee further agrees not to counsel or otherwise assist any party in investigating, pursuing, prosecuting, or maintaining any claim, charge, or lawsuit against the Company or any of its Related Parties, and will not provide any information to any outside parties concerning the Company and its Related Parties, unless compelled to do so by valid subpoena or other court order, and in such case only after first notifying the Company in advance of such subpoena or court order.
     6. Non-Competition. Employee covenants and agrees that for a period of one (1) year following Employee’s Separation Date, Employee shall not, without the prior written consent of the Board, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, shareholder, officer, director, member, manager or through any other kind of

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ownership (other than ownership of securities of publicly held corporations of which Employee owns less than three percent 3% of any class of outstanding securities), membership, affiliation, association, or in any other representative or individual capacity, engage in or render, or agree to engage in or render, any services to any Competing Business. For purposes of this Agreement, “Competing Business” shall mean any business in North America that (a) is engaged in the family or casual dining restaurant industry; (b) offers products that compete with products offered by the Company or any of its affiliates; (c) offers products that compete with products the Company or its affiliates have taken substantial steps toward launching during Employee’s employment with the Company; or (d) is engaged in a line of business that competes with any line of business that the Company or its affiliates enter into, or have taken substantial steps to enter into, during Employee’s employment with the Company. During the one-year period following the Employee’s Separation Date, Employee may request, in writing, the approval of the Company to provide services to a Competing Business in a capacity that is unrelated to the business and products of the Company and its affiliates and that will not result in the unauthorized use or disclosure of Confidential Information to which Employee had access by virtue of his employment with the Company. Employee agrees to provide any information the Company deems necessary to make this determination, and the Company shall not unreasonably withhold its approval.
     7. Agreement Not to Solicit Employees. Employee agrees that during the one (1) year period following his Separation Date, he shall not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit or divert, or attempt to solicit or divert any person then employed by the Company or any of its affiliates.
     8. Agreement Not to Hire Certain Employees. Employee agrees that during the one (1) year period following his Separation Date, he shall not, either directly or indirectly, on his own behalf or in the service or on behalf of others, hire or attempt to hire any person then employed by the Company or any of its affiliates as an officer, Vice President, Region Coach, Head Coach, Area Coach, or Market Coach.
     9. No Disparagement. Employee agrees that he shall not make or publish any statement (orally or in writing) that becomes or reasonably could be expected to become publicly known or otherwise impact the Company’s business, or instigate, assist or participate in the making or publication of any such statement, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) the Company or any person affiliated with the Company, or the reputations of any of its past or present shareholders, officers, directors, agents, representatives and employees unless compelled to do so by valid subpoena or other court order, and in such case only after first notifying the Company in advance of such subpoena or court order. Except as necessary to communicate to its Board of Directors and/or its officers the circumstances surrounding Employee’s retirement, the Company agrees that it shall not make or publish any statement (orally or in writing) that becomes or reasonably could be expected to become publicly known or otherwise impact Employee’s subsequent employment, business ventures, or reputation, or instigate, assist or participate in the making or publication of any such statement, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) Employee.

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     10. Release of Claims.
          10.1 In consideration of the receipt of the sums and covenants stated herein, Employee does hereby, on behalf of himself, his heirs, administrators, executors, agents, and assigns, forever release, requite, and discharge the Company and its Related Parties, from any and all charges, claims, demands, judgments, actions, causes of action, damages, expenses, costs, attorneys’ fees, and liabilities of any kind whatsoever, whether known or unknown, vested or contingent, in law, equity or otherwise, which Employee has ever had, now has, or may hereafter have against said Company and its Related Parties for or on account of any matter, cause or thing whatsoever which has occurred prior to the date Employee signed this Agreement, including, without limitation of the generality of the foregoing, any and all claims which are related to Employee’s employment with the Company and the termination thereof, and any and all rights which Employee has or may have under the Age Discrimination in Employment Act, as amended; the Older Worker Benefit Protection Act; Title VII of the Civil Rights Act of 1964, as amended by the Equal Employment Opportunity Act of 1972; the Civil Rights Act of 1991; the Employee Retirement Income Security Act, 29 U.S.C. §1001 et seq.; 42 U.S.C. §1981; the Americans With Disabilities Act; Ohio Revised Code Sections 4101.17 and 4112.02 et seq. and other federal and state statutes which regulate employment; and the laws of contract, torts, and other subjects. Nothing contained herein shall be construed as a waiver or release of Employee’s accrued and vested rights in the Company’s 401(k) Retirement Plan, any outstanding equity awards, the BEEDP, or the SERP.
          10.2 It is hereto agreed that this Agreement constitutes, among other things and except to the extent that rights are retained as noted above, a full and complete release of any and all claims which Employee may have against the Company and its Related Parties, upon or by reason of any matter or thing whatsoever which has occurred prior to the signature date of this Agreement, including without limitation all age discrimination claims under the Age Discrimination in Employment Act, as amended, and it is the intention of the parties hereto that this Agreement is and shall be a complete and absolute defense to anything released hereunder. Employee expressly and knowingly waives his rights to assert any claims against the Company and its Related Parties that are released hereunder, and covenants not to sue the Company and its Related Parties based upon any claims released hereunder.
     11. No Acknowledgement of Liability. It is understood that this Agreement is, among other things, a compromise of disputed claims, and no party, by entering into this Agreement, acknowledges the validity of the other’s claims or defenses, and the above-mentioned payments and covenants are not, and should not be construed as, an admission or acknowledgment by the Company or its Related Parties of any liability whatsoever to Employee or any other person or entity.
     12. Remedies for Breach by Employee. Employee agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 4, 6, 7, 8 and 9. Employee agrees that any breach of this Agreement by Employee would cause the Company and/or its Related Parties great and irreparable injury and damage, the actual amount of which cannot be reasonably or adequately compensated in damages in an action at law. Employee acknowledges

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that the Company shall, therefore, be entitled, in addition to any other remedies that it may have under this Agreement or at law, to receive injunctive and other equitable relief (including without limitation specific performance) to enforce any of the rights and privileges of the Company or any of the covenants or obligations of the Employee hereunder. In addition to any and all other remedies available to the Company, Employee agrees that the Company shall be entitled to recover from Employee liquidated damages in an amount no less than Fifty-Two Thousand, Four Hundred and Forty-Eight Dollars and Seventy-Two Cents ($52,448.72) per breach of this Agreement. Nothing contained herein, and no exercise by the Company of any right or remedy, shall be construed as a waiver by the Company of any other rights or remedies that the Company may have. Further, if Employee can demonstrate that the Company breached the terms of this Agreement, the Company agrees to pay Employee for any damages proven and suffered as a result of such breach.
     13. Employee’s Acknowledgements.
          13.1 Employee states and represents that he has carefully read this Agreement and knows the contents thereof, and that he has executed the same as his own free act and deed.
          13.2 Employee acknowledges that he has been and is hereby advised in writing to consult with an attorney concerning this Agreement and that he had the opportunity to seek the advice of legal counsel in connection with the negotiation and execution of this Agreement. Employee further acknowledges that he has had the opportunity to ask questions about each and every provision of this Agreement and that he fully understands the effect of the provisions contained in this Agreement upon his legal rights. Employee acknowledges that he has been given at least 21 days to consider the terms of this Agreement before signing it, and that he may revoke his signature at any time before the expiration of seven (7) days after he signs and returns this Agreement. This Agreement does not take effect until eight (8) days after he signs it. If Employee intends to revoke his signature, he shall notify the Company pursuant to Section 21.
          13.3 Employee agrees that he has: (i) received all compensation due him as a result of services performed for the Company with the receipt of his final paycheck; (ii) reported to the Company any and all work-related injuries incurred by Employee during him employment by the Company; and (iii) been properly provided any leave of absence due to his or a family member’s health condition and has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.
     14. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio. If any provision or provisions hereof shall at any time be found or declared invalid or unenforceable, such finding or declaration shall not impair the remaining provisions hereof, but the same shall remain valid and enforceable.
     15. Successors and Assigns. Employee’s obligations and agreements under this Agreement shall be binding on the Employee’s heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of the Company. The Company’s obligations and agreements under this Agreement shall be binding upon the Company’s

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affiliates, divisions, successors, and assigns and shall inure to the benefit of Employee’s heirs, executors, and assigns.
     16. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto in respect of the subject matter hereof and this Agreement supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter hereof, except as otherwise provided herein. No change, termination or attempted waiver of any of the provisions of this Agreement shall be binding on any party hereto unless in writing and signed by the party affected.
     17. Waiver. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereof to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.
     18. Interpretation. In this Agreement, (a) the word “including” means including without limiting the generality of any description preceding such term and (b) references to any agreement or plan means such agreement or plan as amended and modified and in effect from time to time in accordance with the terms of such agreement or plan.
     19. Withholding Taxes. The Company may withhold from all compensation payable pursuant hereto all sums required to be withheld under all federal, state and city laws, or governmental regulation or ruling, with respect to payment of compensation, benefits or perquisites.
     20. Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be given the construction that renders the provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.
     21. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or four (4) days after being mailed by registered or certified mail, return receipt requested, or one (1) day after being sent by private overnight courier addressed as set forth below, or if sent by facsimile transmission, on the first business day after transmission provided that an original copy has been deposited in the U.S. mail:
If to the Company, to:

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Bob Evans Farms, Inc.
3776 South High Street
Columbus, OH 43207
Attention: Mary Garceau, Legal Department
Fax: (614) 409-2075
With copies to:
Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, Ohio 43215
Attention: Chris North
Fax: (614) 719-4888
or to such other address as such party may indicate by a notice delivered to the other party hereto.
EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL THE PROVISIONS OF THIS RELEASE AND SETTLEMENT AGREEMENT, THAT HE HAS BEEN GIVEN AT LEAST TWENTY-ONE DAYS WITHIN WHICH TO CONSIDER SIGNING THIS AGREEMENT, THAT HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY, THAT HE MAY REVOKE THIS AGREEMENT WITHIN SEVEN DAYS AFTER HE SIGNS IT AND THAT HE KNOWINGLY AND VOLUNTARILY HAS ENTERED INTO THIS AGREEMENT IN EXCHANGE FOR VALUABLE CONSIDERATION, INCLUDING THE PAYMENTS IDENTIFIED IN PARAGRAPH 2 , TO WHICH HE WOULD NOT OTHERWISE BE ENTITLED ABSENT THIS AGREEMENT.
[THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year as stated below.

/s/ Donald Radkoski
Donald Radkoski

STATE OF WYOMING	:
	:	SS
COUNTY OF TETON	:
          The foregoing instrument was acknowledged before me this7th day of July, 2010 by Donald Radkoski.

/s/ Karen M. Fox
Notary Public
[SEAL — Karen M. Fox — Notary Public County of Teton, State of Wyoming]

BOB EVANS FARMS, INC.
By:	Steven A. Davis
Steve Davis
Its: Chairman of the Board and Chief Executive Officer

STATE OF OHIO	:
	:	SS
COUNTY OF FRANKLIN	:
          The foregoing instrument was acknowledged before me this 15th day of July, 2010 by Steve Davis, Chairman of the Board and Chief Executive Officer of Bob Evans Farms, Inc. on behalf of the corporation.

[SEAL]	/s/ Kevin C. O’Neil
Notary Public
[Kevin C. O’Neil, Attorney-At-Law, Notary — State of Ohio, No Expiration Date Sec. 147.03 RC]

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